Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-223731 on Form S-3 and Registration Statement Nos. 333-200409, 333-203059, 333-225366, and 333-226517 on Form S-8 of our report dated March 1, 2019, relating to the consolidated financial statements of Evofem Biosciences, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018.
/s/ DELOITTE & TOUCHE LLP
San Diego, California
March 1, 2019

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